Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Theresa Womble (913-344-9362)
Chief Financial Officer	Director of Investor Relations

Compass Minerals Reports Second-Quarter 2014 Results
Healthy Plant Nutrition Demand Continues; Salt Business Poised for Margin Expansion

OVERLAND PARK, Kan. (July 28, 2014) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter 2014 operations:

•
Sales increased to $186.6 million from $173.8 million in the second quarter of 2013, as a 49 percent increase in sales from the recently expanded and renamed plant nutrition segment more than offset a 7 percent decline in salt segment sales.

•	Operating earnings were $13.4 million compared to $14.7 million in the prior-year quarter, as increased earnings from the plant nutrition segment were offset by lower salt segment earnings.

•	Adjusted EBITDA* totaled $32.2 million compared to $32.8 million in the prior year.

•
Costs related to early debt redemption and an increase in the company’s expected full-year tax rate resulted in a net loss of $0.7 million, or $0.02 per diluted share. Excluding the debt redemption costs, net earnings were $4.4 million, or $0.13 per diluted share. In the second quarter of 2013, net earnings were $10.6 million, or $0.32 per diluted share.

•
The North American highway deicing bidding for the 2014-2015 winter season is approximately three-fourths complete. To date, average awarded prices have increased more than 20 percent from last year’s bid awards.

“Strength in demand for our premium plant nutrition products continued throughout the second quarter and pushed Compass Minerals’ total revenues higher, despite seasonal weakness in our salt segment,” said Fran Malecha, Compass Minerals president and CEO. “Attractive market conditions for both our salt business and our expanded plant nutrition business support our expectations of margin expansion and increased earnings in the second half of the year. In addition, we expect that our strategies targeting improvement and growth will build on this positive momentum to create even greater shareholder value.”

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales	$186.6	$173.8	$608.6	$557.5
Sales less shipping and handling (product sales)	141.8	133.5	433.1	401.9
Operating earnings	13.4	14.7	80.4	82.2
Operating margin	7.2%	8.5%	13.2%	14.7%
Net earnings (loss)	(0.7)	10.6	49.5	57.0
Net earnings, excluding special items*	4.4	10.6	54.6	57.0
Diluted earnings per share (loss)	(0.02)	0.32	1.47	1.69
Diluted per-share earnings, excluding special items*	0.13	0.32	1.62	1.69
EBITDA*	25.1	35.5	113.6	120.7
Adjusted EBITDA*	32.2	32.8	117.6	117.6
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Total salt sales declined to $118.7 million from $127.3 million in the second quarter of 2013. Highway deicing sales volumes dropped 14 percent from prior-year results, which were elevated in the 2013 period by strong summer restocking of deicing salt in the U.K. following a severe winter in that region. Average selling prices for highway deicing salt were 6 percent lower primarily due to an increase in the proportion of rock salt to chemical customers this quarter compared to last year and the impact of lower prices from last year’s bid season. Consumer and industrial sales volumes increased 11 percent, while changes in product sales mix pushed average selling prices down 7 percent.

Salt segment EBITDA in the second quarter declined $9.3 million from the prior year to $17.5 million, due to the margin effects from fewer total sales tons. A less favorable sales mix and increased per-unit shipping and handling costs compressed the EBITDA margin percentage to 14.7 percent from 21.1 percent in the second quarter of 2013.

Highway Deicing Bid Season Update

The bidding process in North America for 2014-2015 highway deicing contracts is approximately 75 percent complete. Compass Minerals’ average awarded prices to date have increased more than 20 percent from the 2013 bid season. Thus far in the bid season, the volumes requested by customers have rebounded above historic levels indicating that excess customer inventories have been depleted.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales	$118.7	$127.3	$471.9	$454.8
Sales less shipping and handling (product sales)	$81.7	$91.6	$311.8	$310.0
Operating earnings	$6.8	$15.7	$70.3	$81.1
Operating margin	5.7%	12.3%	14.9%	17.8%
EBITDA	$17.5	$26.8	$92.4	$102.6
Sales volumes (in thousands of tons):
Highway deicing	990	1,157	5,732	5,515
Consumer and industrial	557	502	1,211	1,037
Total salt	1,547	1,659	6,943	6,552
Average sales price (per ton):
Highway deicing	$44.93	$47.59	$52.23	$55.27
Consumer and industrial	$133.27	$143.96	$142.46	$144.69
Total salt	$76.73	$76.77	$67.97	$69.42

PLANT NUTRITION SEGMENT

Plant nutrition segment sales increased $21.5 million from $44.1 million in the second quarter of 2013. Strong demand for sulfate of potash and the addition of Wolf Trax® micronutrient sales lifted sales volumes 42 percent above 2013 results. The average selling price for the segment’s total portfolio of products was $670 per ton, compared to $638 in the second quarter of 2013. This 5 percent price improvement reflects the inclusion of Wolf Trax product sales, which are sold at higher prices than sulfate of potash. The average selling price for sulfate-of-potash-only products was essentially unchanged from prior-year results.

Plant nutrition segment EBITDA grew 25 percent year-over-year to $24.8 million as the benefits of higher sales volumes were partially offset by increased shipping and handling costs and higher average per-unit costs. The increase in unit costs stems from the inclusion of Wolf Trax products and the company’s strategic decision to continue converting purchased potassium chloride to augment sulfate of potash production at the company’s Ogden, Utah facility. Although this unique production process is at a higher unit cost than solar-pond-only production, the current economics of the process are attractive and have allowed the company to serve increased demand.

Compass Minerals

Plant Nutrition Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales	$65.6	$44.1	$131.7	$98.1
Sales less shipping and handling (product sales)	$57.8	$39.5	$116.3	$87.3
Operating earnings	$17.9	$14.0	$34.2	$29.4
Operating margin	27.3%	31.8%	26.0%	30.0%
EBITDA	$24.8	$19.9	$47.1	$41.2
Sales volume (in thousands of tons)	98	69	205	157
Average sales price (per ton)	$670	$638	$641	$625

OTHER FINANCIAL HIGHLIGHTS

The company reported other expenses of $7.1 million compared to other income of $2.7 million in the second quarter of 2013. Other expenses included $6.9 million of costs resulting from the early redemption of debt in 2014, while the 2013 quarter included $2.5 million in foreign exchange gains. During the 2014 quarter, the company closed a debt offering of $250 million in 4.875 percent senior notes due in 2024 and used a portion of the proceeds to redeem the company’s $100 million 8 percent senior notes due in 2019.

Selling, general and administrative expenses declined $3.1 million in the second quarter of 2014 from $27.2 million in 2013. The prior year results included $1.7 million in charges related to corporate restructuring.

In the second quarter, the company made refinements in its expected full-year 2014 effective income tax rate, which resulted in higher income tax expense.

Cash flow from operations for the six months ended June 30, 2014 was $161.8 million, down $14.0 million from the same period last year.

OUTLOOK

The company expects, with average winter weather, that total salt sales volumes for the second half of 2014 will be in the range of 6.0 to 6.5 million tons and that the average selling price will increase approximately 12% from 2013 results. Improved pricing combined with better asset utilization is expected to boost the salt segment’s operating margin percent. Some of this benefit will be muted by the purchase of imported salt. These purchases will increase per-unit salt costs, but also ensure the company can meet additional customer demand. The company currently anticipates a salt segment operating margin between 24 percent and 26 percent for the second half of 2014 compared to 21.5 percent in 2013. This outlook excludes a gain that the company expects to report in the third quarter from an insurance claim related to the 2011 tornado that struck the

Compass Minerals

company’s facilities in Goderich, Ontario. The company estimates that the recorded gain will exceed $80 million.

The company expects plant nutrition product sales will reach 175,000 tons to 185,000 tons in the second half of 2014, and the blended average selling price for these products is expected to be between $725 and $750 per ton. For the second half of the year, the company expects to generate an operating margin between 28 percent and 30 percent for the segment, similar to prior-year’s result of 29 percent, which included the one-time benefit of $9.0 million from an insurance settlement.

A summary of the company’s performance and outlook is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

The company will discuss its results on a conference call this morning at 10:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 1558028. Outside of the U.S. and Canada, callers may dial (913) 643-4075. An audio replay will be available on the company’s website for two weeks or may be accessed by phone for seven days at (888) 203-1112, conference ID 1558028. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that address nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”). Both EBITDA and adjusted EBITDA are non-GAAP financial measures used to

Compass Minerals

evaluate the operating performance of the company’s core business operations. Our resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. Special items reflect charges associated with early redemption of the company’s senior notes due in 2019. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those identified in the “Risk Factors” sections of Compass Minerals’ annual and quarterly reports on forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net earnings (loss)	$(0.7)	$10.6	$49.5	$57.0
Interest expense	4.5	4.4	8.9	8.8
Income tax expense	2.5	2.4	18.0	19.5
Depreciation, depletion and amortization	18.8	18.1	37.2	35.4
EBITDA	$25.1	$35.5	$113.6	$120.7
Adjustments to EBITDA:
Other (income) expense(1)	7.1	(2.7)	4.0	(3.1)
Adjusted EBITDA	$32.2	$32.8	$117.6	$117.6

(1)	Primarily includes interest income and foreign exchange gains and losses. The three and six months ended June 30, 2014, include a charge of $6.9 million related to redeeming and issues notes.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net earnings (loss)	$(0.7)	$10.6	$49.5	$57.0
Costs of early debt redemption, net of taxes(1)	5.1	−	5.1	−
Net earnings, excluding special items	$4.4	$10.6	$54.6	$57.0

(1)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million ($5.1 million after applicable income taxes).

Compass Minerals

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reported GAAP Operating Earnings	$6.8	$15.7	$70.3	$81.1
Depreciation, depletion and amortization	10.7	11.1	22.1	21.5
Segment EBITDA	$17.5	$26.8	$92.4	$102.6

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reported GAAP Operating Earnings	$17.9	$14.0	$34.2	$29.4
Depreciation, depletion and amortization	6.9	5.9	12.9	11.8
Segment EBITDA	$24.8	$19.9	$47.1	$41.2

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Sales	$186.6	$173.8	$608.6	$557.5
Shipping and handling cost	44.8	40.3	175.5	155.6
Product cost	104.3	91.6	303.3	268.7
Gross profit	37.5	41.9	129.8	133.2

Selling, general and administrative expenses	24.1	27.2	49.4	51.0
Operating earnings	13.4	14.7	80.4	82.2

Other (income) expense:
Interest expense	4.5	4.4	8.9	8.8
Other, net	7.1	(2.7)	4.0	(3.1)
Earnings before income taxes	1.8	13.0	67.5	76.5
Income tax expense	2.5	2.4	18.0	19.5
Net earnings (loss)	$(0.7)	$10.6	$49.5	$57.0

Basic net earnings per common share (loss)	$(0.02)	$0.32	$1.47	$1.69
Diluted net earnings per common share (loss)	$(0.02)	$0.32	$1.47	$1.69
Cash dividends per share	$0.60	$0.545	$1.20	$1.09

Weighted-average shares outstanding (in thousands): (1)
Basic	33,549	33,380	33,526	33,332
Diluted	33,549	33,411	33,546	33,362

(1)
Excludes participating securities. Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Weighted participating securities included 213,000 and 216,000 for the three and six months ended June 30, 2014, respectively, and 317,000 and 320,000 for the three and six months ended June 30, 2013, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$304.0	$159.6
Receivables, net	100.7	211.9
Inventories	159.8	180.7
Other current assets	34.5	25.2
Property, plant and equipment, net	691.9	677.3
Intangible and other noncurrent assets	250.3	150.1
Total assets	$1,541.2	$1,404.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	208.5	253.7
Long-term debt, net of current portion	624.4	474.7
Deferred income taxes and other noncurrent liabilities	130.2	118.3
Total stockholders' equity	574.2	554.2
Total liabilities and stockholders' equity	$1,541.2	$1,404.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	June 30,
	2014	2013
Net cash provided by operating activities	$161.8	$175.8

Cash flows from investing activities:
Capital expenditures	(49.0)	(55.5)
Acquisition of a business	(86.1)	−
Insurance advances for investment purposes, Goderich tornado	8.7	11.9
Other, net	3.1	2.4
Net cash used in investing activities	(123.3)	(41.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	250.0	−
Principal payments on long-term debt	(100.4)	(1.9)
Premium and other payments to refinance debt	(5.5)	−
Deferred financing costs	(3.1)	−
Dividends paid	(40.4)	(36.5)
Proceeds received from stock option exercises	4.4	7.6
Excess tax benefit (deficiency) from equity compensation awards	(0.3)	0.6
Net cash provided by (used in) financing activities	104.7	(30.2)

Effect of exchange rate changes on cash and cash equivalents	1.2	(8.1)

Net change in cash and cash equivalents	144.4	96.3
Cash and cash equivalents, beginning of the period	159.6	100.1

Cash and cash equivalents, end of period	$304.0	$196.4

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended June 30, 2014	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$118.7	$65.6	$2.3	$186.6
Intersegment sales	0.2	2.7	(2.9)	−
Shipping and handling cost	37.0	7.8	−	44.8
Operating earnings (loss)	6.8	17.9	(11.3)	13.4
Depreciation, depletion and amortization	10.7	6.9	1.2	18.8
Total assets (as of end of period)	955.4	517.7	68.1	1,541.2

Three Months Ended June 30, 2013	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$127.3	$44.1	$2.4	$173.8
Intersegment sales	0.3	2.7	(3.0)	−
Shipping and handling cost	35.7	4.6	−	40.3
Operating earnings (loss)	15.7	14.0	(15.0)	14.7
Depreciation, depletion and amortization	11.1	5.9	1.1	18.1
Total assets (as of end of period)	818.8	389.5	76.6	1,284.9

Six Months Ended June 30, 2014	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$471.9	$131.7	$5.0	$608.6
Intersegment sales	0.4	3.2	(3.6)	−
Shipping and handling cost	160.1	15.4	−	175.5
Operating earnings (loss)	70.3	34.2	(24.1)	80.4
Depreciation, depletion and amortization	22.1	12.9	2.2	37.2

Six Months Ended June 30, 2013	Salt	Plant Nutrition	Corporate and Other(a)	Total
Sales to external customers	$454.8	$98.1	$4.6	$557.5
Intersegment sales	0.5	2.9	(3.4)	−
Shipping and handling cost	144.8	10.8	−	155.6
Operating earnings (loss)	81.1	29.4	(28.3)	82.2
Depreciation, depletion and amortization	21.5	11.8	2.1	35.4

(a)
“Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.